Function(x) and BumpClick Amend Terms of Binding Term Sheet To Eliminate Cash Payment at Closing
Amendment Results in a More Efficient Post-Closing Capital Structure
NEW YORK, NY-- (Marketwired- May 11, 2017) – FUNCTION(X), INC. (NASDAQ: FNCX) (“Function(x) or the “Company”), a leading social publishing and interactive media platform, today announced that it has amended the terms of the previously disclosed binding term sheet to acquire BumpClick LLC.
As previously reported, BumpClick is a media company that uses technology and industry relationships to maximize distribution and revenue from its network of websites and social assets that total more than 60 million social followers.
Recently, BumpClick finalized the acquisition of ViralNova, including the flagship property www. viralnova.com and the proprietary CMS and analytics and reporting software called “Nova” along with all social assets. BumpClick is moving quickly to optimize and grow this asset, with work already underway.
As previously reported, the impact of this acquisition following closing with Function (x) is expected to be substantial, resulting in approximately 39.8 million monthly sessions attributable to 27 million unique users (MAU). Furthermore, following closing the combined company will have a captive audience of 93 million fans through the combined social following, and a cumulative reach of 339 million. The transaction is subject to usual and customary conditions for a transaction of this nature, including shareholder approval, completion of due diligence and negotiation of definitive agreements. There can be no assurance that the Company or BumpClick will satisfy these conditions and complete the transactions.
“Our excitement about the acquisition of BumpClick is stronger than ever. With this mutually beneficial amendment to the agreement terms we are able to leverage our currency in the form of issuing preferred shares with a $1.05 conversion price in lieu of cash. Additionally, this new Preferred is redeemable, and has put and call features. With this, we expect to close in the very near future on this foundational asset in a manner that not only benefits both Function(x) and the current owners of BumpClick, but it also serves to further align our collective goals,” said Robert FX Sillerman, Executive Chairman and CEO of Function(x).
Sillerman concluded, “Sean Beckner, Founder and CEO of BumpClick, also brings with him an excellent track record of execution. Together, we expect to make this acquisition instantly accretive to the business. This is just the beginning of our plan to close on strategic acquisitions such as BumpClick that we view as being significantly impactful to the business and capable of furthering shareholder value”.
For complete details about the terms of this transaction see the Form 8K filed with the Securities and Exchange Commission this same date.

About Function(x)
Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x), Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Function(x), Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Jason Assad Investor Relations 678-570-6791 jassad@functionxinc.com